September 18, 2001               Contact: W. Garth Sprecher
FOR IMMEDIATE RELEASE            (717) 738-8304

D&E COMMUNICATIONS ANNOUNCES PAYMENTS
FROM ARBITRATION RULING ON ELEKTRIM

EPHRATA, PA - As previously reported in the D&E Communications Inc. (the "Company") Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, in connection with the sale of Pilicka Telefonia, Sp. zo.o ("Pilicka") by PenneCom B.V. ("PenneCom") to Elektrim S.A. ("Elektrim"), the arbitration panel appointed by the International Court of Arbitration at the International Chamber of Commerce ruled that Elektrim had breached the stock purchase agreement and awarded payment by Elektrim to PenneCom of the following sums:

     (1) $22,987,000 in damages, together with interest at the rate of 10% per annum from August 1, 1999
          (the "Award");

     (2) $2,000,000 for attorney's fees incurred by PenneCom; and

     (3) $368,000 to reimburse PenneCom for the payment made by PenneCom to cover its share of the Arbitration Court's fees and expenses.

These amounts were in addition to the $10,000,000 deposit that Elektrim paid to PenneCom in July 1999 according to the terms of the share purchase agreement.

In August 2001 the arbitration panel amended the Award to increase the Award to PenneCom to $30,000,000, together with interest at the rate of 10% per annum from August 1, 1999 (the "Amended Award"), based on a formal application for correction of a computational error in the Award. On September 4, 2001, Elektrim paid to PenneCom $38,655,000, which was the entire amount of the Amended Award and fees. PenneCom used most of the funds to reduce outstanding loans under its credit facility with a domestic bank. PenneCom has applied for a second correction to increase the Amended Award by a further $2,987,000, together with interest at the rate of 10% per annum from August 1, 1999, and is awaiting a decision of the arbitration panel.

PenneCom is an indirect subsidiary of EuroTel, L.L.C.
("EuroTel"), a domestic limited liability company. The Company holds a one-third ownership interest in EuroTel.

For the quarter ended June 30, 2001, the Company recorded income from affiliates of $3,333,000 (noncash) representing its one-third share of the $10,000,000 deposit paid to PenneCom by Elektrim in connection with the share purchase agreement for Pilicka. As a result of the payment of the Amended Award and fees by Elektrim, in the quarter ending September 30, 2001, the Company will recognize approximately $11,424,000 (noncash) of income from affiliates for its share of the payment. Additionally, the Company and the other owners of EuroTel will each provide approximately $4,050,000 to PenneCom to pay off its credit facility. Upon such payment, the lien will be released on $8,667,000 of investments pledged by the Company to secure the loan to PenneCom.

D&E Communications, Inc., is an integrated communications provider based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, Internet access, wireless service, voice, data and video communications equipment, and computer networking services.